CONTACT INVESTOR RELATIONS
Randy Burkhalter  (713) 654-7502


                               NORAM ENERGY CORP. AND SUBSIDIARIES
                                           (Unaudited)
                         (thousands of dollars except per share amounts)

QUARTER ENDED DECEMBER 31                     1995        1994
Operating Revenues                         $968,078    $734,261 (1)
Income From Continuing Operations Before   $ 66,748    $ 37,758
  Income Taxes

Income From Continuing Operations          $ 34,889    $ 23,836
Loss From Discontinued Operations,             -         (2,102)
  Less Taxes (2)
Income Before Extraordinary Item             34,889      21,734
Extraordinary Item, Less Taxes (3)              -          (606)
Net Income                                   34,889      21,128
Preferred Dividend Requirement                1,950       1,950
Balance Available to Common Stock          $ 32,939    $ 19,178

Per Share Data:
Income From Continuing Operations          $   0.26    $   0.18
Loss From Discontinued Operations,             -          (0.02)
  Less Taxes
Extraordinary Item, Less Taxes                 -           0.00
Net Income                                 $   0.26    $   0.16

Weighted Average Common Shares Outstanding  124,654     122,492
  (000's)

TWELVE MONTHS ENDED DECEMBER 31
Operating Revenues                         $2,964,679  $2,857,902 (1)
Income From Continuing Operations Before   $  120,908  $   85,663
  Income Taxes
Income From Continuing Operations          $   65,529  $   51,291
Loss From Discontinued Operations,               -         (2,102)
  Less Taxes (2)
Income Before Extraordinary Item               65,529      49,189
Extraordinary Item, Less Taxes (3)                (52)     (1,123)
Net Income                                     65,477      48,066
Preferred Dividend Requirement                  7,800       7,800
Balance Available to Common Stock          $   57,677  $   40,266

Per Share Data:
Income From Continuing Operations          $     0.47  $     0.36
Loss From Discontinued Operations,               -          (0.02)
  Less Taxes
Extraordinary Item, Less Taxes                   0.00       (0.01)
Net Income                                 $     0.47  $     0.33

Weighted Average Common Shares Outstanding    123,868     122,424
  (000's)

(1) Operating revenues for 1994 have been restated to include certain nonregulated revenues which previously were presented net of related expenses and reported below the operating income line.
(2) Principally settlement of litigation related to University Savings Association brought against the Company by the Resolution Trust Corporation.
(3) Loss on reacquisition of debt.